EXHIBIT 10.4

Confidential Treatment

Feasibility Study Agreement

This feasibility Study Agreement (“Agreement”) is entered into this 18th day of June, 2007 (Effective Date”), by and between Applied DNA Sciences, Inc. a Nevada corporation with its principal place of business at 25 Health Sciences Dr, Stony Brook NY 11790 (“ADNAS”) and Supima, a promotional organization of America Pima cotton growers with its principal place of business at 100 W. 57th St., Suite 11-H, New York NY 10019-3327 (“Supima”)

Whereas, ADNAS and Supima has agreed on the principal protocol for the feasibility study as outlined above in the document titled: U.S. Pima Cotton Fiber Authentication Program except for the following additions and exceptions:

1)
IP ownership remains solely with ADNAS. All inventions developed as a result of this feasibility study during the Initial Feasibility Study period or any extensions thereof will be owned solely by ADNAS..

2)
Supima maintains a right of first refusal to purchase the IP in the event that ADNAS or its successors ceased to exist or offered the IP for sale. Any offer to purchase the IP must meet or exceed the value of other purchase offers received by ADNAS. Supima will have 30 business days to close on the IP purchase after it has been notified by ADNAS of any intention to sell the IP to a specific buyer.

3)
ADNAS agrees to a **% revenue-sharing rate with Supima for all authentication services relating to Pima cotton and purchased by any of the member companies of Supima. Prices for authentication can not be determined until the methodology is finalized. Prices will be volume-dependent. Prices are guarantied not to exceed $** per level 3 forensic authentication (CE sequencing) and $** per level 2 forensic authentication (Real Time PCR) for a period of five years starting on June 18, 2007 and ending on June 17, 2012. Notwithstanding the language in this Section 3, Supima shall have access to all authentication services relating to Pima cotton at a price equal to or lower than the price of such services rendered to any member or non-member company of Supima.

4)
ADNAS agrees to a **% revenue-sharing rate with Supima for all authentication services relating to non-Supima member companies and to non-Pima cotton. Prices for authentication can not be determined until the methodology is finalized. Prices will be volume-dependent.

5)
Supima maintains a right of first refusal to fund feasibility studies in non-Pima cotton to be performed by ADNAS. Supima’s offer to fund must be made within 30 business days after ADNAS notifies Supima of alternative offers to fund feasilbility studies to develop primers that would allow confirmation of the specific cotton cultivar used to create a textile.

Confidential Treatment

6)	ADNAS agrees to refund 50% of the total research expenditure to Supima as a bonus to the revenue sharing on future authentication service revenue. This bonus would survive for up to 5 years.

a)	ADNAS will pay Supima $** of the revenue (above the **% revenue sharing) per authentication service to Supima until the earlier of either:

i)	5 years, or,

ii)	until ADNAS has refunded 50% of the total research expenditure.

b)
At the end of five years, or once 50% of the research expenditure has been refunded, the revenue-sharing rate to Supima would continue to be **% of its members authentication purchases for pima cotton.

7)	Payment Schedule is modified as follows:

a)	$**. upon signing of this agreement (non-refundable)

b)	$**. due and payable on the 6th day of July, 2007 (non-refundable)

c)	A total of four equal payments of $**. will be received by APDN on the 6th day of each of the 4 success months (Aug, Sept, Oct, Nov). The total research program is $250,000.

8)
This agreement can be cancelled after sixty (60) days by notifying the other party in writing 14 days in advance Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s address or facsimile number written below or at such other address or facsimile number as the party may have previously specified by like notice.

If to ADNAS to:
Applied DNA Sciences, Inc.
25 Health Sciences Drive, Suite 113
Stony Brook, New York 11790
Attention: Kurt Jensen
Telephone: (631) 444-6841
Facsimile: (631) 444-8848

If to Supima, to the address for notice on the signature page to this Agreement.

9)	The first two (2) months feasibility study is limited to the Genetic Study as set forth under Phase I section A (d). The X-Ray study will commence in month 3.

10)	The Feasibility Study Time schedule is provided as a general guideline and will not commence before ADNAS receives the cultivars that are to be provided by Supima.

Confidential Treatment

11)	CONFIDENTIALITY.

a)
The Parties recognize that each party shall disclose to the other information concerning suppliers, clients, distributors, agents, brokers, buyers, sellers, technical data, performance data, pricing details, formulas, processes, commissions, discounts, information relating to competitors and other information which the parties have acquired through their investment of time, expense and effort and which may constitute confidential proprietary business information, intellectual property, and/or trade secrets. The parties acknowledge and agree that during the term of this Agreement, and in the course of the discharge of the duties hereunder, the parties shall have access to and become acquainted with information concerning the operation of the other party, including, financial, personnel, sales, manufacturing, buying, planning, and other information owned by and regularly used in the operation of the business of each party and each party shall also receive information of a proprietary nature regarding the constitution, formulation, pricing and effectiveness of the Products and both parties hereto accept that such information as outlined above constitutes the Confidential Information of the providing party.

b)
As used herein, “Confidential Information” of a party means all trade secret, proprietary and confidential information and materials, in any form whatever, relating to such party’s technologies, compounds, research programs, operations or financial or business condition (including, without limitation, know-how, data, drawings, designs, specifications, formulations, processes, methods, equipment, software and pricing information) that is (i) disclosed in writing and marked as “Confidential”, “Proprietary” or with similar words, or (ii) orally or visually disclosed and identified as confidential or proprietary at the time of disclosure and confirmed as such in writing within thirty (30) days thereafter.

c)	Notwithstanding Section 11A or 11B above, “Confidential Information” of a party shall not include any information or materials that:

i)	are approved for release by that party in writing without restriction;

ii)
are demonstrated by written records of the receiving party as being previously known to it other than through a prior disclosure by the disclosing party or by any third party with an obligation of confidentiality to the disclosing party;

iii)
are publicly known as of the date of this Agreement, or become public knowledge subsequent thereto, through no act or omission of the party receiving the information or any third party with an obligation of confidentiality to such party;

iv)	are obtained by the receiving party in good faith from a third party without the violation of any obligation of confidentiality to such party by either the receiving party or such third party; or

v)	are independently developed by or on behalf of the receiving party without the benefit of such party’s Confidential Information, as shown by competent written records.

Confidential Treatment

12)
CHOICE OF LAW AND JURISDICTION. This Agreement and all amendments, modifications, alterations or supplements hereto, and the rights of all Parties hereunder, shall be construed under and governed by the laws of the State of New York, U.S.A. (without regard to its laws regarding choice of law) and the United States of America. Only federal or state courts located in the State of New York, U.S.A. shall have jurisdiction to hear and decide any controversy or claim between the Parties arising under or relating to this Agreement.

13)
ARBITRATION. Any disputes, controversies or claims arising out of this Agreement shall be resolved through arbitration conducted under the auspices of the American Arbitration Association pursuant to that organization’s rules for commercial arbitration.

14)
COMPLETE AGREEMENT. This Agreement constitutes the complete and exclusive statement of understanding among the Parties. It supersedes all prior written or oral statements, including any prior representation, statement, condition, or warranty, except as expressly provided otherwise herein. This Agreement may not be amended without the written consent of all of the Parties and represents a final agreement of the parties. No change or modification of this Agreement shall be valid unless the same be in writing and signed by all parties hereto and attached hereto as a supplement and made an integral part of this Agreement.

15)	IN WITNESS WHEREOF, each of the Parties below has caused this Agreement to be executed by its duly authorized representatives as of the date hereof,

For ADNAS by:

______________________
Name: James A. Hayward
Title: CEO

For SUPIMA by:

______________________
Name:
Title: